EXHIBIT 99.1

INFOCROSSING LOGO

Contacts:

Chairman and CEO             SVP Finance
Zach Lonstein                William McHale
Infocrossing, Inc.           Infocrossing, Inc.
201-840-4941                 201-840-4732
zlonstein@infocrossing.com   wmchale@infocrossing.com

Media Relations              Investor Relations
Laura Turtzer                Matthew Hayden
Infocrossing, Inc.           Hayden Communications, Inc.
714-986-8397                 858-456-4533
lturtzer@infocrossing.com


      INFOCROSSING COMPLETES ACQUISITION OF HEALTHCARE PROCESSING BUSINESS
                          FROM VERIZON COMMUNICATIONS


LEONIA, NJ, OCTOBER 4, 2004 - INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT outsourcing and business processing solutions, announced today the closing of the previously announced acquisition of a segment of Verizon Information Technologies Inc. (VITI) that provides managed care, Medicare, and Medicaid processing services. The sale was structured as an acquisition of the common stock of VITI. VITI was a subsidiary of Verizon Communications Inc. (NYSE: VZ). The purchase price was $43.5 million cash. Immediately following the closing of the transaction, VITI's name was changed to Infocrossing Healthcare Services, Inc.

"We're pleased to conclude this acquisition and add healthcare claims processing to our growing list of data center-based IT and business process outsourcing capabilities," stated Zach Lonstein, Infocrossing's Chairman and Chief Executive Officer. "The acquisition provides Infocrossing with a large base of commercial and government accounts, greater expertise in business processing, and a highly-skilled team," Mr. Lonstein added. "Further, the acquisition launches Infocrossing into a growing market of value-added transaction services that leverage our national data center infrastructure and complement our existing outsourcing solutions," Mr. Lonstein concluded.

Infocrossing paid the $43.5 million purchase price by drawing the entire available balance of approximately $24.4 million from an existing line of credit provided by CapitalSource Finance LLC and the remainder with available cash. The acquisition is expected to add more than $35 million in annual revenue, and be accretive on an earnings per share basis.


A teleconference has been scheduled for October 12, 2004 at 4:00 PM Eastern Daylight Time to discuss the acquisition with the financial community. Anyone interested in participating in the call can join via the Company's website, http://www.infocrossing.com, or dial into the call at 1-800-475-2151 or 1-973-582-2710 for international callers, at least ten minutes before the start of the call.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.


SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of Infocrossing West, Inc. f/k/a ITO Acquisition Corporation d/b/a Systems Management Specialists and Infocrossing Healthcare Services, Inc. and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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